EXHIBIT 99.1

Spirit Airlines Reports August 2014 Traffic

MIRAMAR, FL (September 8, 2014) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for August 2014.

Traffic (revenue passenger miles) in August 2014 increased 14.4 percent versus August 2013 on a capacity (available seat miles) increase of 15.8 percent. Load factor for August 2014 was 89.6 percent, a decrease of 1.1 pts compared to August 2013. Spirit's preliminary completion factor for August 2014 was 99.5 percent.
The following table summarizes Spirit's traffic results for the month and year-to-date ended August 31, 2014 and 2013.

	August 2014	August 2013	Change
Revenue passenger miles (RPMs) (000)	1,291,894	1,129,300	14.4%
Available seat miles (ASMs) (000)	1,442,061	1,245,144	15.8%
Load factor	89.6%	90.7%	(1.1) pts
Passenger flight segments	1,340,973	1,194,944	12.2%
Average stage length (miles)	955	941	1.5%
Total departures	9,261	8,223	12.6%

	YTD 2014	YTD 2013	Change
Revenue passenger miles (RPMs) (000)	9,362,352	7,872,794	18.9%
Available seat miles (ASMs) (000)	10,629,336	9,051,548	17.4%
Load factor	88.1%	87.0%	1.1 pts
Passenger flight segments	9,474,873	8,279,486	14.4%
Average stage length (miles)	981	940	4.4%
Total departures	66,986	60,124	11.4%

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows customers to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our modern and fuel-efficient all-Airbus fleet, we operate more than 280 daily flights to over 55 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

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